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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Salton Sea Funding Corporation on Form S-4 of our reports dated January 28, 1999 (March 3, 199 as to Note 4 to the financial statements of Salton Sea Funding Corporation, Note 6 to the combined financial statements of Salton
Sea Guarantors, Note 10 to the combined financial statements of Partnership Guarantors, and Note 5 to the financial statements of Salton Sea Royalty Company), appearing in the Annual Report on Form 10-K of Salton Sea Funding Corporation for the year ended December 31, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche
DELOITTE & TOUCHE LLP

Omaha, Nebraska
June 29, 1999